Exhibit 4.170

GEOTHERMAL LEASE AND AGREEMENT

THIS GEOTHERMAL LEASE AND AGREEMENT ("Agreement") is made and entered into by and between the Parties listed on Exhibit A, which is attached hereto and incorporated herein by this reference, in their respective undivided percentage interests as mineral Lessors ("Lessors") and ICELAND AMERICA ENERGY, INC., a California corporation located at 707 Wilshire Boulevard, Suite 4500, Los Angeles, California 90017 ("Lessee"). Lessors and Lessee arc hereinafter collectively referred to as the "Parties." The Effective Date of this Agreement shall he as specified in Section l(J), below.

RECITALS

A. WHEREAS, Lessors are the owners of certain mineral estates underlying the following real property, situated in Imperial County, State of California, known and described as follows:

That property consisting of approximately -2,222.52 gross acres and -1,902.52 net mineral acres of real property, surface and subsurface rights to such real property, subsurface rights to such real property, including casements for surface access to the real property, as identified in Exhibit B attached hereto, and made a part hereof, together with all right, title and interest of Lessors, presently owned or hereafter acquired, in the above described real property, and whether particularly described above or not, in and to any real property underlying roads, streets, alleys, rights of way, dikes, levees, real property created by accretion or reliction, and any waterways, including but not limited to rivers, streams, creeks, sloughs, ditches, canals and lakes, traversing or adjacent to the said above described real property (the "Property");

B. WHEREAS, the Parties hereto are desirous of having the Property developed for the production and use of geothermal Resources; and,

C. WHEREAS, Lessor and Lessee acknowledge that by Grant Deed dated April 9, 1998, recorded on May 29, 1998, in Book 1932, Page 1212, Official Records, of said Imperial County, State of California, the surface of the leased land was sold to the State of California, however the Lessors retained the subsurface rights which include the geothermal rights and an easement for surface access to the Property pursuant to an agreement among the Lessors and the State of California (the "Properly Acquisition Agreement"). A condition of the sale of the surface of the leased land is that in the event that the Lessor enters into a new lease with respect to the retained rights, certain considerations in favor of the State of California would be stipulated in such lease. A time and correct copy of the Property Acquisition Agreement is attached hereto as Exhibit C, and is made a part hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the Lessor and Lessee agree as follows:

1.	GRANT OF LEASE AND RIGHTS.

(a)

Lessors, for and in consideration of the sum of$10.00 and other valuable consideration in hand paid, and of the rental payments and royalties herein provided and of the covenants and agreements hereinafter contained, hereby grant, demise, lease and let unto Lessee, the Property, including all rights described in Exhibit B, with the sole and exclusive right to Lessee to drill for, produce, extract, take and remove therefrom:

(1)	all products of geothermal processes, embracing indigenous steam, hot water and hot brines;

(2)	steam and other gases, hot water and hot brines resulting from water, gas, or other fluids artificially introduced into subsurface formations;

(3)	heat or other associated energy found beneath the surface of the earth;

(4)	water from non-geopressured zones;

(5)	water from geopressured zones; and

(6)

by-products of any of the foregoing. such as, products or minerals which are found in solution or association with or derived from any of the foregoing including hydrocarbon gases or liquids that can be produced separately from the well or solids and/or precious minerals that may be mined from the Property or otherwise produced in conjunction with condensed steamed or processed water (hereafter, collectively referred to as “Resources”). Royalty rates for such other minerals are identified in section 3.

(b)

Except as provided under Section 6 herein, Lessee is hereby granted the sole and exclusive right to store, utilize, process, convert, and otherwise use such Resources on or off the Property and to sell the same or any part thereof on or off the Property during the term hereof.

(c)

Except as provided under Section 6 herein, Lessee shall further have the sole and exclusive right of entry onto the surface and subsurface of the Property at all times for said purposes, and to further exercise this sole and exclusive right, consistent with the purposes of this Agreement, to construct, drill, use, maintain, erect, repair and replace thereon, and to remove therefrom all roads, wells, pipelines, ditches and lanes, telephone and telegraph lines, utility installations, powerlines, poles. tanks, evaporation or settling basins, extraction or processing plants, machinery, equipment, buildings, electric power plants, and equipment for generation and transmission of electric power. Lessee shall notify Lessor prior to any surface activity.

(d)

Except as provided under Section 6 herein, to the extent Lessor can grant, Lessee shall also have the sole and exclusive right of entry to further exercise this sole and exclusive right to handle, treat, and store the Resources, and all structures and facilities relating thereto, which Lessee may desire to erect, construct or install in carrying on Lessee's business and operations on or from the Property.

(e)

To the extent Lessor can grant, Lessee shall have the further sole and exclusive right to further exercise this sole and exclusive right to, subject to Section 6 of this Agreement, at such locations on the Property as Lessee in its sole discretion shall determine, erect, maintain, operate and remove a power plant or plants, structures, and facilities with all necessary appurtenances for the conversion of the Resources into heat, power or another form of energy.

(f)

Except as provided under Section 6 herein, to the extent Lessor can grant, Lessee shall have this sole and exclusive right for the extraction of products from steam, brine or water produced from the Property and other real prope1ty in the vicinity of the Property, including all rights necessary or convenient thereto, together with rights of way for passage over, upon and across and ingress and egress to and from the Property for any or all of the above mentioned purposes.

(g)

The sole and exclusive rights granted Lessee in the preceding paragraphs shall be exercised in a prudent and workmanlike manner and in a manner that gives due consideration to, and docs not unreasonably interfere with, the State of California's current use of the surface areas of the Property for existing recreational and other purposes, and in accordance with and subject to Section 6 below.

(h)

Lessee shall also have the sole and exclusive right to utilize or to dispose of waste brine and other waste products from a well or wells on the Property or on other land in the vicinity into a well or wells drilled or converted for that purpose on the Prope1ty or on other land in the vicinity, and the sole and exclusive right to inject water, brine, steam and gases from a well or wells on the Property or such other land for the purpose of maintaining or restoring pressure, increasing or maintaining production, or testing in the production zones beneath the Property or other land in the vicinity thereof, provided all of the Property is in the unitized lands and receives royalties at the rate set forth in this Agreement.

(i)

Subject to Sections 6, 10 and 11 below, Lessors hereby grant to Lessee the sole and exclusive right to enter upon and explore the Property by geological, geophysical or other methods, whether now known or not.

(j)	The Effective Date of this Agreement shall be March 26, 2011.

(k)

The rent or other payments provided for in this Agreement that are to be adjusted with the CPI shall be subject to adjustment at the commencement of the second year of the term and every year thereafter ("the adjustment date") as follows:

The base for computing the adjustment is the Consumer Price Index ("CPI") for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, 1982-84=100, published by the United States Department of Labor, Bureau of Labor Statistics (hereinafter referred to as the "Index”), which is in effect on the date of the commencement of the term of this Agreement (hereinafter referred to as the "Beginning Index"). The lndex published most immediately preceding the adjustment date in question (hereinafter referred to as the Extension Index is to be used in determining the amount of the adjustment. If the Extension Index has increased over the Beginning Index, the minimum rent or other charge for the following year (until the next rent or other charge adjustment) shall be set by multiplying the minimum rent or other charge set forth in this Agreement by a fraction, the numerator of which is the Extension Index and the denominator of which is the Beginning lndex in no case shall the minimum rent or other charge be less than the minimum rent or charge originally set forth in this Agreement. On adjustment of the minimum rent or other charge as provided in this Agreement, the Lessee shall provide payment to the Lessors with a calculation of new minimum rent or other charge. If the Index is changed so that the base year differs from that in effect when the term of this Agreement commences the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

2.	LEASE TERMS.

(a)

Subject to Sections 2(b) and 2(c) below, and subject to possible extensions as provided below in this Section 2, this Agreement shall be for a term of four (4) years from the Effective Date with the Primary Term Rentals as provided in Section 2(g) below ("Primary Term").

(b)

If at the time of expiration of the Primary Tern the Lessee has completed at least one new geothermal development well (other than the Phillips I well) on the Property, then the Primary Term shall be extended for an additional six (6) years (the "First Extended Term") upon payment of the additional annual Rentals as provided for in Section 2(g) below. The Lessors acknowledge that the Lessee's ability to satisfy the Primary Tcm1 drilling obligations shall require permits and/or approvals from the State of California. In the event that Lessee is unable, after using its best efforts, to obtain such permits or approvals within the Primary Term, then the Lessee may elect to satisfy the Primary Term drilling obligation by completing at least one new geothermal development well on real property adjacent to the Property.

(c)

At the time of expiration of the First Extended Term, the First Extended Term shall be extended for an additional six (6) years (the "Second Extended Term") upon payment of the additional annual Rentals as provided for in Section 2(g) below.

(d)

Lessee shall provide Lessors with annual reports within twenty (20) days of the conclusion of each annual time period on the status of its geothermal well development activities referred to in 2(b) above.

(e)

If on or before the end of the Primary Term, the First Extended Term or the Second Extended Term, as applicable, Resources are being continuously produced in Commercial Quantities from the Property for utilization in an electric power generating plant or processing facility generating royalties to Lessors, this Agreement shall continue for so long as such Resources continue to be so continuously commercially produced, and Lessee shall pay to Lessors the royalties set forth in Section 3 below.

(f)

During the term of this Agreement, but not during the Primary Term, Lessee may periodically cause the portions of the Property that are not used for potential electric power generation facilities or wells, to be returned to Lessors. Following return of any such portions of the Property, Lessee shall no longer be required to pay rental to Lessors for such returned portions  of the Property and may make no use of such property for any reason. Such returned portions shall consist of Sections (or the area of the Lessor's interest in a Section) of the Property in their entirety and the Lessee agrees that it shall not return portions of the Property which are less than a Section (or the area of the Lessor's interest in a Section).

(g)	Lessee shall pay, subject to Section 2(h) below, to Lessors;

(i)	Within 30 calendar days of the execution date of this agreement, a one-time bonus payment of $10,000.00.

(ii)

within 30 calendar days of the execution date of this agreement and upon each anniversary of the Effective Date for the four years of the Primary Term, an annual rental payment of$21.10 per Net Subsurface Acre, without adjustment for CPI ("Rental");

(iii)	if this Agreement is extended for the First Extended Term or the Second Extended Term, the annual Rental payments shall be as follows:

(A)

fifth Year and through the remaining years of the First Extended Term $24.00 per Net Subsurface Acre, with years six through ten adjusted for changes in the CPI using the year five rental of $24.00 as the basis ;

(B)

eleventh Year and through the remaining years of the Second Extended Term $24.00 per Net Subsurface Acre, with years eleven through sixteen adjusted for changes in the CPI using the year five rental of $24.00 as the basis.; and

(C)

If, during either the First Extended Term or the Second Extended Term, the Lessee elects to return a portion of the Property to the Lessors in accordance with Section 2(f) above, then the minimum Rental on the remaining portion of the Property shall not be less than $40,000 per annum.

(h)

Upon Lessee selling or using the Resources from any portion of the Lessors' Property in Commercial Quantities during the Primary Term or First Extended Term or Second Extended Term or thereafter, the Lessee's rental payment obligations under Section 2(g) above with respect to the entire Property will immediately terminate and Lessee will Commence payment of Royalties from the sale and use of said Resources to Lessors as set forth in Section 3 below. Royalty calculations and payment of royalties are subject to the minimum royalty described in Section 3(j) and shall not be restricted by achievement of the "Commercial Quantities" threshold.

3.	ROYALTIES.

(a)

Lessee shall pay to Lessors a royalty or royalties, as set forth in paragraphs (h) through (i) of this section, out of the gross proceeds received by Lessee from the sale or use of Resources, or the re- injection of geothermal resource produced from adjoining property ("Other Resources") in proportion to "Lessors' Participation Interest" (as defined in Section 12 (d)) in the operative "Participation Area" (as defined in Section 34) from which the Resources are produced in whole or in part, or from which Other Resources are re-injected through wells located on the Property.

(b)

If Lessee sells any unprocessed Resources described in Section 1(a) of this Agreement produced from the Propm1y as such, Lessee shall pay Lessors a royalty often percent (10%) of the gross proceeds received from such sale or sales by Lessee of the unprocessed Resources.

(c)

Subject to Sections 3(k) and (1) of this Agreement, if Lessee generates electric power from a generating or power processing facility which utilizes Resources or otherwise converts Resources into electric power, and generates revenues from the sale of the electric power to one or more third parties ("Electricity Revenues"), Lessee shall pay Lessors a royalty of:

(1)	four percent (4.0%) of the gross revenues received from the sale of such electric power generated from steam flash technology; or

(2)	three point five percent (3.5%) of the gross revenues received from the sale of such electric power generated from binary technology.

(d)

If Lessee uses Resources at a commercial facility for direct heat exchange (thermal resource, other than electricity), a royalty often percent (10%) of the gross proceeds shall be paid on a prop011ionate basis to the Lessors.

(e)	If Lessee produces any hydrocarbon Resources described in Section I (a) of this Agreement from the Propet1y as such, Lessee shall pay Lessors a royalty of twelve and one half percent

(12.5%) of the gross value received from such sale or sales by Lessee of the Hydrocarbon Resources.

(f)	Lessee may use, free of royalty, Resources and electric power developed from the Property for all operations authorized under this Agreement, including operation of the generating facility or facilities, geothermal well and well field operations, any water wells and related operations were the water wells provide support to the geothermal operations and Lessee shall not be required to account to Lessors for or pay royalty on any Resources reasonably lost or consumed in operations hereunder.

(g)	Lessee shall pay Lessors within ten (I 0) days of receipt of payment from the purchaser of electricity or Resources, or both, the royalties accrued and payable for the preceding calendar month. Concurrently with making each such royalty payment, Lessee shall deliver to Lessors a statement including the supporting statement from the purchaser of the electrical power setting forth the basis for the determination of the royalty then paid by Lessee.

(h)	In the event Lessee sells any electric power or Resources to au entity affiliated with the Lessee, the royalty payment shall be calculated on the greater of (I) the gross proceeds received by the Lessee or (2) the gross fair market value of the Resources sold to the affiliated entity, as determined as if such electric power or Resource had been sold on arm's length terms to unrelated third parties.

(i)	For purposes of calculating royalties, gross proceeds received by Lessee shall include all revenues directly derived from the sale of electricity from the ownership of power plants receiving Resources from the Property, including all sales of electricity through bilateral or other power sales contracts; provided, however, for purposes of calculating royalties, gross proceeds shall not include any favorable loans, subsidies or tax credits received by the Lessee from power purchase or any governmental entity associated with "green" or "clean" power alternatives, whether such net purchase credits, loans, subsidies or tax credits are available now or in the future.

(j)	Notwithstanding the formula for royalty payments set forth herein, the royalty payments shall not be less than the amount of the annual Rental payments that were in effect as of the date that Resources commenced to be produced in Commercial Quantities.

(k)	Notwithstanding any provisions of this section, the royalty paid to the Lessors for electricity sold from the proposed development contemplated under this Agreement will be no less than the total derived using the following alternative calculation method: Total electricity revenue times 15% times the applicable royalty rate defined in Section 3 (c). All lands that fall within the boundary defined in Exhibit D as "Northern Truckhaven Exploration Area" shall be included for purposes of computing this alternative calculation method. If the normal royalty calculation results in a higher royalty total, that number will be used. If this formula provides a higher royalty number, this formula will be used. For purposes of further clarity, (i) the total net mineral acreage under lease by the Lessee in the Truckhaven area (all acreage numbers in this paragraph include the Property covered by this agreement), is -5,945 net mineral acres; (ii) the net mineral acreage under lease by the Lessee within the "Northern Truckhaven Exploration Area", is -2,705 net mineral acres; and (iii) the total leased acreage from the Lessors is -1,902.52net mineral acres,~1,240 of which fall within the "Northern Truckhaven Exploration Area". Lessor’s property equals -45% of the total net mineral acreage leased by the Lessee within the "Northern Truckhaven Exploration Area" and -32% of total net mineral acreage under lease by the Lessee in the Truckhaven area.

(l)

If, following commencement of commercial operations at a generating facility, power processing facility or other conu1rercial facility, the Lessee ceases to sell or use the Resources from Lessors' Property in Commercial Quantities during the Primary, First Extended Tcrn1or Second Extended Term, the Lessee's obligations to pay royalties to the Lessors pursuant to Sections 3(b) to 3(i) will immediately terminate and Lessee will resume payment of its annual rental obligations as set forth in Section 2(g), where such rental payments shall resume at the rate applicable to the Primary, First Extended Term or Second Extended Term in effect prior to the commencement of payment of royalties, subject to adjustment.

4.	PAYMENTS.

(a)	All payments required to be made by Lessee to Lessors hereunder shall be paid to such Lessors by separate check or other conventional commercial means.

(b)

No change in the ownership of the Property or of any right to recover payments due to Lessors hereunder shall be binding on Lessee until Lessee shall have been furnished adequate written evidence thereof.

(c)	Until such notice, if any, is furnished to Lessee, Lessee shall continue to make all payments to the office or depository last designated by Lessors in Section 23 hereunder.

5.	UNECONOMIC SUBSTANCES.

(a)

Nothing herein contained shall require Lessee to produce any Resources or to recover, save and market any of the Resources contained in the brines or other well output produced from wells on the Property, which, in Lessee's reasonable judgment, is not economic to produce, recover, save or market. Lessee shall have the right, without accountability to mineral or surface Lessors therefore to waste or dispose of any such uneconomic Resources by such lawful manner or means as Lessee shall deem appropriate in the circumstances.

(b)

Lessee shall not be obligated to produce Resources it is unable to market at the well or wells, or plant or plants. It is recognized that the market demand for the Resources may vary from time to time and during such periods as there is no market at the well or plant for any of the Resources, Lessee shall have no obligation to produce, process, and extract such Resources. Lessee shall have no obligation to save or process by-products described in Section 1(a) (5).

(c)

Subject to the foregoing and except as herein otherwise provided, Lessee agrees that any wells it may drill and wells completed and thereafter operated shall he drilled, developed and operated with reasonable diligence and in accordance with prudent geothermal development and operating practices, and in compliance with all applicable laws.

6.	SURFACE OPERATIONS.

(a)	No well shall be drilled within five hundred feet (500') of any residence, structure, or other building now on the Property, without the prior written consent of the owner thereof.

(b)

Upon completion of any well drilled on the Land, Lessee shall level and fill all sump holes and excavations and shall remove all debris and shall maintain the location of such well in a clean and sanitary condition.

(c)	Lessee in its operations on the Property shall at any and all times give due and proper regard for the rights, convenience, and health, welfare and safety of surface and mineral Lessors and all persons lawfully occupying the Property.

(d)

Lessee agrees to fencing and marking with appropriate signage, all permanent facilities, such as individual wells, and to provide temporary fencing during construction and around all areas of operation.

(c)

Upon abandonment of any uncompleted or completed well and upon termination of this Agreement, Lessee shall level and fill all sump holes and excavations and remove all debris and leave the location of each such well in a clean and sanitary condition, and further, if requested in writing by Lessors, the owner of the surface area, or any governmental agency with authority to require such action, Lessee shall cement in and plug each such well in such manner and to such extent as to insure against any discharge from the same.

(f)

Lessee acknowledges that the surface of the property is owned by the State of California and all surl11ce operations must be carried on within the terms of the Property Acquisition Agreement as memorialized in Exhibit C. Surface access provided by such agreement is described in part within the agreement as follows: "Said surface access easement shall be subject to reasonable conditions imposed by the State of California so that Lessee's access shall not unreasonably interfere with the surface use of the property by the State of California."

(g)

Lessee agrees to conduct all operations hereunder with reasonable diligence and in accordance with prudent geothermal industry operating practices, including, but not limited to, the operational standards and specifications of the Federal Bureau of Land Management, the California Department of Oil, Gas, and Geothcrn1al Resources, and the applicable California Regional Water Quality Control Board. The Parties acknowledge that extraction of geothermal Resources may cause subsidence of nearby land. In the event of subsidence occurring after the extraction of geothermal Resources has begun, subsidence shall be remedied by Lessee at Lessee's expense only if such subsidence is proven by a preponderance of the evidence to have been caused by Lessee's geothermal operations and is damaging Lessor.

(h)	Lessee agrees to use its good faith efforts to conduct its activities and operations on the Property in a manner that minimizes the impact thereof on surface activities and operations on the Property.

7.	TITLE AND HAZARDOUS SUBSTANCES.

(a)

Lessee shall have a period of 60 days after execution of this Agreement to examine title to the Property. If defects in title are revealed to Lessee that would preclude Lessee from having marketable title to the rights granted in this Agreement within the time required by Lessee, Lessee shall give written notice thereof to Lessors within the sixty (60) day period and such Lessors shall at their option either remove the defect or defects within sixty (60) days after receiving such notice from Lessee, or terminate this Agreement and refund the initial annual rental payment made by Lessee pursuant to Section 2 of this Agreement.

(b)

Lessee at its option may pay and discharge any delinquent taxes, mortgages, trust deeds or other delinquent liens or encumbrances existing, levied or assessed on or against the Resources which Lessors fail or refuse to pay or discharge at Lessee's request; and, in the event Lessee shall exercise such option, Lessee shall have the right, in addition to other remedies provided by law or equity, to reimburse itself by applying to the discharge of any such mortgage, tax or other lien or encumbrances any and all payments accruing to Lessors.

(c)

No well products or surface materials or refuse of any kind from the Property shall be allowed to deposit upon, pass into, or otherwise enter, degrade, or pollute the waters of the Salton Sea or the water supply of the surface owner or others.

(d)

All drilling fluids, well products and other substances, the spillage of which would contaminate or otherwise adversely affect the productivity of any portion of the Property not actually occupied or used by Lessee or which would adversely affect the waters of the Salton Sea or the water supply of the surface owner or others, shall be removed by Lessee in such manner and to such place or places as to insure that such contamination or adverse effect docs not occur or continue to occur.

(e)

Lessee assumes no responsibility and shall not be held liable for the cost of remediating any environmental conditions which existed or were in the process of formation prior to the Effective Date of this Agreement. Lessee shall only be responsible for remediating new or existing environmental conditions affecting the Property to the extent such conditions are caused by Lessee's activities upon the Property, including subsidence or subsurface contamination "drawn in" to the Property by Lessee's development or operational activities on or under the Property, and which require remediation pursuant to Federal, state or local environmental laws or the terms of this Agreement.

(f)

Lessee covenants and agrees that no action shall be taken on the Property except in compliance with all Federal, state and local environmental laws (collectively, "Environmental Laws"), including without limitation the requirements of such regulating agencies.

(g)

Lessee agrees to notify its employees, agents, contractors, and it successors or assigns of the environmental condition of the Property and to cause such persons to also comply with all Environmental Laws as they relate to the Property.

(h)

Lessors covenant and agree to cooperate with Lessee at no out of pocket, third party expense to Lessors and to make all reasonable efforts to work with the Environmental Protection Agency, the California Regional Water Quality Control Board, the California Department of Toxic Substances  Control and any and all other Federal, state and local governmental entities to resolve any and all present and future liabilities arising from Lessee's entering into this Agreement.

8.	LESSER OR AFTER ACQUIRED INTEREST.

(a)

If it should hereafter appear that Lessors, at the time of making this Agreement, owned a lesser interest in the Property than the fee simple estate therein, or less than the entire interest in the Resources contained in and under the Property, then the rentals, royalties, and other payments accruing to such Lessors hereunder shall be paid to such Lessors in the proportion that such Lessors' interest bears to the entire fee simple estate in the Property, or to the entire interest in the Resources.

(b)

Notwithstanding the foregoing, should Lessors hereafter acquire any additional right, title, or interest in or to the Property or the Resources, then any increase in payments of money hereunder necessitated thereby shall commence with the payment next following receipt by Lessee of satisfactory evidence of Lessor's acquisition of such additional interest.

9.	TAXES.

(a)	Lessee shall pay all taxes levied and assessed against Lessee's leasehold interest in the Resources. Lessee shall also pay all taxes levied and assessed against all structures, improvements, and personal property placed upon the Property by Lessee including power plants. Lessors shall not be responsible for any income taxes for monies that such Lessor does not receive and/or any taxes, fees, costs, or charges associated with the operation of a power plant on the Property. Lessor and Lessee shall file a Statement of Separate Ownership under California Revenue and Taxation Code 2188.2 to have Lessee's improvements taxed directly to it.

(b)

Upon Lessors' failure or refusal to pay all or any portion of such taxes or assessments, Lessee is hereby authorized to pay the same on behalf of Lessors and to deduct the amount so paid from any royalties or moneys due to Lessors hereunder.

10.	OPERATIONS.

(a)

Lessee shall comply with all laws and regulations applicable to its operations hereunder including, but not limited to, requirements for worker's compensation insurance as required by the laws of the State of California, the California Department of Oil, Gas, and Geothe1mal Resources, and/or the California Regional Water Quality Control Board. All operations and acts of Lessee upon the Property shall be performed in a good, safe and workmanlike manner and in accordance with recognized good operating, engineering, and industry standards and practices generally considered most likely to result in the most efficient operation and the maximum economically practicable production of the Resources producible therefrom. All operating sites shall be kept neat, clean, and safe, and operations shall be conducted so as to eliminate, so far as practicable, dust, noise, and noxious odors.

(b)

Lessee shall indemnify, hold harmless, and defend Lessors from and against any and all manner of claims, judgments, or lawsuits (including costs and attorney's fees) whatsoever arising from nonperformance of Lessee's obligations under this Agreement or arising directly or indirectly out of Lessee's activities hereunder, other than those arising in whole or in part from Lessors' negligence or willful misconduct.

(c)

All of the labor to be performed, and all of the materials to be furnished in the operations of Lessee hereunder, shall be at Lessee's sole cost and expense, and Lessors shall not be chargeable with or liable for any part thereof.

(d)

Lessee shall protect the Property and Resources from and against nonconsensual liens of every character arising from its operation thereon, and against any consensual liens and encumbrances not authorized under the terms of this Agreement, and shall indemnify, defend, and hold Lessors harmless with respect thereto. However, a nonconsensual lien on the Property shall not constitute a de11wlt if Lessee in good faith disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of such lien has been adjudicated adversely to Lessee. Lessee shall also post and record a Notice of Non-Responsibility on behalf of Lessors in accordance with applicable law. In  addition, the Lessee shall provide a payment bond, payment process or other such instrument  or process that will provide similar protection to the Lessors as that provided by a payment bond and that is satisfactory to the surface and Lessors. Approval of such alternative shall not be unreasonably withheld by the Lessor.

(e)

Prior to commencement of operations hereunder, and at all times thereafter while this Agreement is in effect, Lessee shall obtain and maintain all workers' compensation insurance, liability insurance, and policies of insurance against fire and other risks for which insurance is customarily obtained in similar operations. Lessee shall maintain such insurance at levels and with limits commensurate with Lessee's operations.

(f)

Until drilling of the first well on the Property, such insurance shall include Workers' compensation and Employers' Liability of not less than $1,000,000, comprehensive general liability coverage with bodily injury limits of not less than $2,000,000 for each occurrence, property damage limits of not less than $1,000,000 for each occurrence, comprehensive automobile liability insurance with bodily injury and property damage limits of not less than $1,000,000 for each accident, and Operator's Extra Expense (Blowout) Insurance, in the amount of $3,000,000 which will cover physical damage to each Lessor's property as well as damage to property of third parties such as adjacent landowners. All insurance coverage amounts anywhere in this Agreement shall be adjusted with the CPI in $500,000.00 increments (for example, a $2,000,000.00 policy shall be adjusted to $2,500,000.00 when the CPI has increased 25% from the effective date of this Agreement).

(g)

All Lessors shall be added as a named insured in the policies for such insurance. Lessee shall provide evidence of insurance to all Lessors, and whenever any of the Lessors reasonably so requests, Lessee shall furnish to such Lessors evidence that such insurance is being maintained.

(h)

Upon drilling of the first well on the Property, Lessee shall maintain all required insurance coverage and limits associated with the development of the Property and conversion of the Resources into electricity, heat, power or another form of energy, or for the extraction and processing of by-products, or both, in conjunction with this Agreement. The required insurance coverage is as follows:

(i)	Worker's Compensation Insurance and Employer's Liability Insurance (including occupational disease) to cover statutory benefits and limits of the Worker's Compensation laws of any applicable jurisdiction in which the Services arc to be performed hereunder, and Employers' Liability Insurance with limits of one million dollars ($1,000,000) for trauma, each accident; one million dollars ($1,000,000) for disease, each person and one million dollars ($1,000,000) disease, policy limit.

(ii)	Commercial General Liability Insurance written on the latest ISO occurrence form and including coverage for Contractual Liability and Products and Completed Operations. The insurance required by this clause (i) shall have the following limits of liability. Third Party Bodily Injury and Property Damage Liability: $2,000,000 per occurrence limit and $3,000,000 general aggregate limits.

(iii)	Business Automobile Liability insurance covering all owned, leased and non-owned vehicles used in connection with the Services, with not less than $1,000,000 combined single limit per occurrence for bodily injury and property damage.

(iv)	Thirty (30) days advance written notice in the event of cancellation, non- renewal or material change of any policy.

(v)	All Lessors named as additional insured (except for Workers' Compensation).

(vi)	A waiver of subrogation in favor of all of the Lessors.

(i)

Any work or drilling operations preliminary to the drilling in the ground or reworking operations may be undertaken in any order Lessee shall see fit. All such work and operations shall be prosecuted with reasonable diligence and subject to the approval of the Lessors, which consent shall not be unreasonably withheld and consistent with the intent of this Agreement.

(j)

Lessee shall, prior to the initiation of drilling activities, post a bond in the full amount required by the relevant state and/or Federal department or agency to cover the cost of plugging and abandoning all wells to be drilled upon the Propc1iy.

11.	WATER RIGHTS.

(a)

With respect to the Lessee's right to the use of water resources, water rights and/or subsurface groundwater, Lessee acknowledges and agrees that such water and water rights are a limited resource and the water available for use by Lessee may require a separate agreement with the Imperial Irrigation District (IID), Coachella Valley Irrigation District (CVID) or other governmental entities to arrange for sufficient water for Lessee's needs above and beyond any Lessors' own water usage. Lessors hereby grant to the Lessee any and all legal rights including ownership rights and transfer rights which they currently hold or may later be deemed to hold relating to the Property's water, provided that such grant of water rights to Lessee shall be subject to the following: (i) Lessee's right to use water shall be limited to geothermal development and related operations; and (ii) Lessee may only use water from that portion of Lessors' Property that is included in a "Participation Area", as this term is defined in Section 34. Lessee shall make all reasonable efforts to conserve and recycle water and otherwise cooperate with any IID or CVID water conservation programs.

(b)

Consistent with the conditions described above and in particular, Section 11 (a) (ii), Lessee shall be free to use subsurface groundwater and shall be free to drill water wells from the surface of the Property as necessa1y for its operations and to utilize water developed or uncovered in its geothermal operations for injection purposes or other geothermal drilling, development or operating purposes consistent with the terms of this Agreement. Lessee shall have the unrestricted right to utilize groundwater sources developed by Lessee on the Property, and such use shall not be diminished by any new wells drilled by any Lessor on the Property. For avoidance of doubt, Lessee shall be required to enter into separate agreements with water allocation authorities without impacting allocations to Lessor, provided that all Lessors shall cooperate with Lessee to the extent necessary, at no out of pocket, third party expense to any Lessor, to assist Lessee in obtaining appropriate water allocations.

12.	UNITIZATION

(a)

Lessee shall have the right, and the obligation to the fullest extent permitted by law, before the commencement of production, to unitize, pool or combine all or any part of the Property with other land or lands or lease or leases (whether held by Lessee or others and whether or not the surface of such lands may be used for development or operating purposes) adjacent, adjoining or in the immediate vicinity of the Property, to comprise one or more operating or development Units or Participating Areas (as such terms are defined in Section 34).

(b)

Drilling operations or production on any such Unit shall constitute compliance herewith to the same extent as though such operations or production were on the Property. A Unit may be comprised only of the Property or may be a pooling or combination of all or any part of the Property with other lands or leases. In instances where the Unit is a pooling or combination of the Property with other land or leases, Lessors' interest in into any Participation Area shall be determined in accordance with Section 12(d) below.

(c)

Lessee's obligation as a prudent operator shall be to configure Unit boundaries and Participation Areas in accordance with sound geological reservoir and engineering methods and to include acreage deemed to be productive (including production and injection capability) while excluding nonproductive acreage.

(d)

The Lessors' interest in any Participation Area organized by Lessee shall be a percentage of the electricity or other revenues generated from one or more electric power plants or other facilities which utilize Resources produced from the Property, determined by dividing the total net mineral acreage of the Property which is included in the Participation Area, by the total net mineral acreage of the Participation Area (for example, if the Participation Area totals 3,000 net mineral acres and all of the Property is included with the Pa1ticipation Area, the calculation would be as follows: 660 net mineral acres/3,000 net mineral acres= 22% of the production royalty due Lessors under Section 3 above; hereinafter referenced to as "Lessors Participation Interest"). (For clarity, the calculation above is an example only. The Property is -1,902.52net mineral acres, not 660 net mineral acres).

(e)

Each such Unit or Participation Area shall come into existence upon Lessee's execution in writing and recordation in the Office of the County Recorder in Imperial County of an instrument identifying and describing the acreage of the Unit or Participation Area, and any other filings required by applicable law. Lessee shall at all times keep all Lessors informed of the portion of the Property included in any Unit or Participation Area. Surface or mineral Lessors, at their sole cost, may retain a qualified geothermal consultant to review the geological and economic basis of such Unit.

(f)

In the event that there is a disagreement between any Lessors' consultant and Lessee over the inclusion of land in a Unit or Participation Area, then a single independent consultant, recognized as qualified in the determination of geothermal reservoir structures shall be mutually agreed upon by such Lessors' and Lessee. The determination of the third party consultant, whose fee shall be paid in equal portions by the parties, shall be binding on the parties.

(g)

Lessee shall have the right at any time or times subject to Section 12(c) above, to increase or decrease the size of any Unit or Participation Area; provided, however, any change in the amount of Lessors' royalties resulting from the unitization of all or part of the Property or an increase or decrease of the Property in a Unit or Participation Area shall not be retroactive.

(h)

Lessors acknowledge that any Unit or Pa1ticipation Area configured by the Lessee, as described in Section 12 (c), and any modification of a Unit or Participation Area, as described in Section 12 (g), is subject to the review and approval of the Bureau of Land Management, Department of the Interior (BLM). In the event the BLM modifies any configuration defined by the Lessee, and if Lessors elect to exercise the rights defined in Sections 12 (e) & (f) as they relate to the modification(s) made by the BLM, Lessee will use its best efforts to facilitate Lessors direct communication with the BLM in pursuant to their rights under this agreement.

(i)

As to each and any such Participation Area, Lessee shall have the right to commingle for the Pll11)0se of utilizing, selling or processing, or causing to be processed, the steam or steam power and/or extractable minerals produced from such Participation Area with the steam or steam power and/or extractable minerals produced from other lands or units, so long as the production from the Participation Area which includes all or portions of the Property is measured, metered or gauged as Participation Area production. Participation Area production so measured, metered or gauged shall then is allocated to the Property in accordance with the provisions of Section 12(d) above.

(j)

Allocation, as aforesaid, shall cease upon any termination, either in whole or in part by surrender, forfeiture or otherwise, of this or any other lease covering lands in such Participation Area as to the lands covered by such terminated lease, or part thereof. In the event of the failure of any Lessors' or any other owner's title as to any portion of the Property included in any such Participation Area, such affected portion of the Property so included shall likewise be excluded in allocating production from such Participation Area. However, Lessee shall not be held to account for any production allocated to any Property to be excluded, as aforesaid, from such Participation Area unless and until Lessee has actual knowledge of the aforesaid circumstances requiring such exclusion.

(k)

If any taxes of any kind arc levied or assessed, other than taxes on the land as such or any rights thereto not covered by this Agreement, any portion of which is chargeable to Lessors under Section 9 hereof, then the share of such taxes to be borne by such Lessors as provided in this Agreement shall be in proportion to the share of the royalty from any such Participation Area allocated to the Property. (Any new taxes on geothermal or other power products produced with the Revenues shall be paid by Lessee).

(l)

Lessee may, at its sole option, at any time when there is no production in any such Unit or Participation Area of Resource in quantities triggering payment by Lessee, terminate such Unit or Participation Area by a written declaration in the manner in which it was created consistent with applicable state laws and regulations.

13.	FORCE MAJEURE.

Each party's obligations under this Agreement, other than payment of rentals, in lieu royalties or other monetary obligations, shall be suspended, and the term of this Agreement and the period for removal of Lessee's property in the event of tem1ination shall be extended, while such party is prevented from complying therewith by: strikes; lockouts; riots; action of the elements, including but not limited to tire, explosion, flood, volcanic activity, earthquakes, or tidal waves; accidents; laws, rules, regulations or actions of any federal, state, municipal, or other governmental agency, authority, or representative having jurisdiction, including failure or delay in the issuance of necessary permits or approvals; Section 5 above described occurrences; war, whether declared or undeclared; acts of God; litigation or administrative proceedings affecting title to Property covered hereby or operations thereon that prevent Lessee's operations: or by other matters or conditions beyond the reasonable control of such party, whether or not similar to the conditions or matters in this section specifically enumerated ("Force Majeure"). The Parties agree that in no event shall a Force Majeure event extend the time within which the geothermal electrical generation plant contemplated herein must be brought online, and is made operational pursuant to Section 2(h) hereof. However, after such geothermal electrical generation plant is brought online and made operational pursuant to Section 2(h) hereof, a Force Majeure event may extend the term of this Agreement in the manner set forth in this Section 13.

Notwithstanding the foregoing, if a Force Majeure event continues for a period in excess of six (6) months and Lessee's operations arc suspended, Lessee shall be required to make annual rental payments to the Lessors at the highest amounts listed in Section 2(g) above subject to CPI adjustments, less any amounts paid as royalties to the Lessors during such period, provided that the maximum extension period shall be five (5) years. Rental payments pursuant to this Section 13 shall not be considered "advanced royalties" or otherwise offset royalties due Lessors under this Agreement.

14.	SURRENDER.

(a)

At any time, and from time to time hereunder, Lessee shall have the right to terminate, surrender and relinquish this Agreement, or all or any portion hereof as it may relate to all or any portion of the Property, by giving written notice to Lessors of such election, by executing and delivering to the Lessors or placing of record in Imperial County a quitclaim deed or deeds covering all or any part of the Property so surrendered. Lessee appoints Lessors as attorney-in- fact to record such quitclaim deed if Lessee fails to do so within sixty (60) days of giving written notice to Lessors of electing to tcm1inatc, surrender or relinquish this Agreement.

(b)

Such surrender will be effective upon delivery of notice as provided in Section 23 below, but shall not release Lessee from any liability or obligation arising prior to the Effective Date of said notice or any obligation which survives termination.

(c)

Upon such surrender, Lessee shall have no further obligations under this Agreement with respect to the Property, or to such portion thereof to which surrender applies, except for any liability or obligation accruing prior to the effective date of such surrender or which expressly or by obvious implication survives termination. Existing obligations (indemnity, reclamation, removal, hazardous materials) arc to survive any surrender of the Lease pursuant to this Agreement.

(d)

In the event that Lessee surrenders this Agreement as to all of the Property, Lessors shall retain the royalties and rentals previously paid to such Lessors hereunder as full consideration for the rights granted herein. A partial termination, surrender, or relinquishment shall not reduce Lessee's royalty or other payment obligations. Any pm1ial termination during the Primary Term of this agreement shall not reduce Lessee's rental obligations until the beginning of the Extended Tcm1.

15.	BREACH OF AGREEMENT BY LESSEE.

(a)

If Lessee shall fail to pay any installment of royalty, in lieu royalty, or rental when due, and if such default shall continue for a period of thirty (30) business days after receipt by Lessee of written notice thereof from Lessors to whom such payment is due to Lessee, then at the option of such Lessors, this Agreement shall terminate as to any pm1ions thereof or any interests therein as to which Lessee is in default; provided, however, that if there be a bona fide dispute as to the amount due and all undisputed amounts are paid, said thirty (30) day period shall be extended until fifteen (15) days after such dispute is settled by final court decree, binding arbitration or agreement. Delinquent rental or royalties shall bear interest at ten percent (I 0%) until paid.

(b)

If Lessee shall be in default in the performance of any obligations under this Agreement other than the payment of royalty, in lieu royalty or rental, and if for a period of sixty (60) days after written notice is given to Lessee by Lessors to whom such payment is due of such default, Lessee shall fail to commence and thereafter diligently and in good faith prosecute action to remedy such default. Lessors to whom such payment is due may terminate this Agreement.

(c)

However, to the extent that the default is not capable of being remedied in said period, Lessee shall have an additional reasonable period of time to remedy such default, not to exceed one hundred and eighty (180) days.

(d)

No default in the performance of any condition or obligation hereof or termination by reason thereof shall affect the rights of Lessee hereunder with respect to any drilling, injection, disposal, or producing well or wells and related facilities and rights of access thereto, in regard to which Lessee is not in default.

(e)

Disputes or differences between Lessors and Lessee shall not interrupt performance or the continuation of operations except as provided herein. In the event of any dispute or difference, operations shall be continued in the same manner as prior to such dispute or difference until the matters in dispute have been resolved, and thereupon such payments or restrictions shall be made as may be required under the terms of the settlement or other resolution of the dispute.

16.	REMOVAL OF LESSEE'S PROPERTY: ACTIONS UPON TERMINATION.

(a)	Lessee may at any time during the term of this Agreement remove all or any of the property and fixtures that have been placed by it upon the surface of the Property.

(b)

Following termination of this Agreement or m1y part thereof for any cause, and following abm1donment of any well drilled pursuant to the provisions hereof, Lessee shall begin within one month thereafter and complete within six (6) months thereafter, the removal of all personal property and fixtures which Lessee has brought upon the Property affected by such termination or upon the drill site of such abandoned well; properly plug and abandon such well, fill all sumps: remove all foundations or reduce to ground level in accordance with prudent industry practice; comply with all permits and other obligations regarding cleanup and reclamation; remove all hazardous wastes and substances attributable to the operations of Lessee hereunder; and as nearly as practicable, restore the areas affected by such termination or abandonment to the condition in which they were prior to the commencement of its operations hereunder.

(c)

The one (I) month and six (6) month periods referred to in the previous sentence may be extended as necessary with the consent of the Lessors, which shall not be unreasonably withheld, if Lessee is diligently pursuing the activities described therein (i.e. the initiation and removal of the property and fixtures, etc.).

(d)

The ownership of any of Lessee's property not removed by it during the period herein provided shall, in the absence of Force Majeure as defined in Section 13 above, at the option of Lessors, be deemed abandoned by Lessee and shall pass to Lessors without further act of the parties or either of them effective upon expiration of such period, unless any Lessor expressly disclaims ownership of such property and fixtures within sixty (60) days after the expiration of the aforementioned six (6) month period.

(e)

Upon final termination of this Agreement as to all of the Property, all the rights and obligations under this Agreement, except those arising or accruing prior to such termination, and except any obligations which expressly or by obvious implication survive termination, of Lessors and Lessee hereunder with respect to the Property shall terminate and be relinquished.

(f)

Upon any termination or surrender of this Agreement, whether partial or complete, Lessee shall provide Lessors within thirty (30) calendar days with a document in recordable form, acceptable to counsel for Lessors, evidencing such termination or partial or complete surrender of Lessee's rights hereunder, and quitclaiming the Property and all water rights acquired in connection with the Property to Lessors. If Lessee fails or refuses to provided Lessors the required termination notice in recordable form within thirty (30) days of the date Lessee terminates or surrenders all or a portion of this Agreement, Lessee shall pay Lessors $100 per day from the date of termination of this Agreement, plus CPI adjustments from the commencement date of this Agreement. Lessee hereby irrevocably appoints each Lessor its attorney-in-fact, coupled with an interest, to record one or more Quitclaim Deeds and any other evidence of termination or surrender of this Agreement in the event Lessee fails to do so within Sixty (60) days of any termination or surrender. Lessors and Lessee agree that this power of attorney is irrevocable and that Lessors have a specific, present and coexisting interest in the subject matter of this agency. Lessors' power as an agent is retained for the benefit of the agent and not the principal, is created to secure the performance of a duty to the agent and to protect a title in the agent, and is created at the same time that the duty and title is created, and has been created as a material part of the consideration for this Agreement. This language also must be included in any recorded Memorandum of Lease.

(g)

Lessee shall, within sixty (60) days after termination of this Agreement, provide Lessors with all maps, technical reports and other documents, drilling data, exploration data, test data, title infom1ation, and all other information which Lessee may have or may thereafter acquire pertaining to the Property other than proprietary interpretive materials or data. Lessee shall not be responsible for the accuracy of any such information or have any liability to Lessors or to any other persons to whom such information is given by Lessors relative to any reliance thereon. Lessee will permit Lessors to take possession of all available core and samples but Lessee may destroy or dispose or any such core and samples not removed by Lessors within one hundred eighty (180) days after termination.

17.	ASSIGNMENT.

(a)

On or after the Effective Date, Lessee shall have the right to assign all or any part of its rights or interest in and to this Agreement, including, but not limited to, Lessee's right to occupy such portions of the surface of the Property as may be necessary for the construction of plants and other facilities, provided Lessee's assignee expressly assumes the rights and obligations of Lessee under this Agreement. Any assignment by Lessee under this subsection shall not relieve Lessee of its obligations under this Agreement in the event that Lessee's assignee fails to perform hereunder.

(b)

At any time after the Effective Date, Lessee may assign this Agreement upon written notice, but without the consent of Lessor, to (1) assignee which is either wholly-owned or controlled by Lessee or is part of an affiliate group controlled by Lessee, and who expressly assumes the rights and obligation of Lessee under this Agreement or (2) a Leasehold Lender as defined in Section 19 below. Any assignment by Lessee under this subsection shall not relieve Lessee of its obligations under this Agreement in the event that Lessee's assignee fails to perform hereunder.

(c)

No assignment by either Party hereunder shall be effective for any purpose whatsoever until and unless a certified copy of the recorded instrument or assignment, or, if such assignment shall have been recorded only in short form, a true and complete copy of the instrument described in such short fom1 under the true signatures of each of the Parties thereto, together with a certified copy of such recorded short form, shall be given to the other Party, in the same manner as is provided for a notice hereunder.

(d)

Lessor shall have the right to assign all or any interest in the Property and this Agreement upon written notice to the Lessee, without restriction; provided, however, Lessor shall inform any such assignee of the existence of this Agreement. An assignment by Lessor shall not be effective against Lessee, and Lessor shall not be released from its obligations hereunder, until Lessee is notified of said assignment in writing.

18.	ADDITIONAL OPERATIONS.

(a)

For the consideration paid at the time of execution of this Agreement and without any additional consideration to be paid therefor, except as provided below, and pursuant to their retained rights under the Property Acquisition Agreement, Lessors hereby grant to Lessee, its successors and assigns, the following rights, rights of way and casements in, under, upon, through and across the Property excluding any surrendered Property or Property in which Lessee's interest has been terminated or otherwise has ceased which may be exercised at any time or from time to time drilling the duration of the Lease pursuant to this Agreement, and as long thereafter as Lessee exercises any of the rights granted in this Section 18:

(1)

Subject to the permission of all of the Lessors of the Property, and the State of California, the sole and exclusive right to locate a well or wells on the surface of the Property and to slant drill said well or wells into, under, across, and through the Property and into and under property other than the Property, (subject to the rights of the owners of such other property to oppose or limit intrusions into their property),

(2)	Together with the right to repair, redrill, deepen, maintain, inject in, rework, and operate or abandon such well or wells for the production of Resources from some other property,

(3)	Together with the right to develop water from the Prope11y for any of Lessee's operations pursuant to this section,

(4)	Together with the right to construct, erect, maintain, use, operate, replace, and remove all pipelines, powerlines, telephone lines, tanks, machinery and other facilities,

(5)	Together with all other tights necessary or convenient for Lessee's operations under this section,

(6)	Together with rights of way for passage over and upon and across and ingress and egress to and from the Property;

(7)

The sole and exclusive right to drill into and through the Property below a depth of five hundred (500) feet from the surface thereof, by means of a well or wells drilled from the surface of property other than the Property, and the right to abandon or repair, redrill, deepen, maintain, inject in, rework, and operate such well or wells for the production of Resources from property other than the Property, provided the Property is receiving rentals or royalties or both as part of the Unit; and

(8)	All rights granted under this Section 18 shall apply equally to any and all existing wells located on the Property.

(b)

Lessee shall not drill any wells under the provisions of sub-sections 18 (a) (1) or (7) unless all or a portion of the Lessors' Property is included in the Participation Area, as such term is defined in Section 34 below, upon which such well is located.

19.	RIGHT TO MORTGAGE.

(a)

Lessee shall have the right at all times during the term of this Agreement to obtain bona fide loans (including through special purpose revenue bonds) and to secure such loans by encumbering the leasehold estate created by this Agreement by any mortgage, deed of trust or other security instrument, including, without limitation, an assignment of the rentals, issues and profits therefrom ("Leasehold Mortgages"). Lessee shall provide the Lessors with reasonable advance notice of arrangements to obtain Leasehold Mortgages.

(b)

The proceeds of such loans, however, shall be used for the planning, financing, development, design, purchase, construction, maintenance, and operation of one or more power plants, well fields and related equipment, personal property, fixtures and improvements necessary or desirable in the operation of such facilities on the Property or utilizing Resources produced from the Property.

(c)

During the continuance of each and every Leasehold Mortgage and until such time as the lien of each and every Leasehold Mortgage has been extinguished, all Lessors and Lessee shall cooperate in including in this Agreement any provision which may be reasonably requested by an owner or holder of the Leasehold Mortgage ("Leasehold Lender") by suitable amendment or other instrument, including site leases, easements, or licenses granted thereunder, the cost of which shall be borne by the Lessee.

(d)

All Lessors and Lessee further agree that any equity participant in the development of one or more electrical power plants which utilize Resources produced from the Property, for the purpose of implementing mortgagee protection provisions, to allow the Leasehold Lender or equity participant reasonable means to protect or preserve the lien of the Leasehold Mortgage and to protect the rights and interest of any such equity participant on the occurrence of a default by Lessee under the terms of the Lease pursuant to this Agreement.

(c)	All Lessors and Lessee each agree to execute, deliver, and acknowledge any agreement necessary to effect any such amendment or other instrument.

(f)

Lessors shall have no obligation to execute such amendment or other instrument which in any way affects the term hereto; the indemnities provided herein, or rentals or royalties payable under this Agreement or otherwise materially affects the rights or obligations of Lessors hereunder.

(g)

Lessors shall be liable to Lessee for any damage suffered as a consequence of such Lessors' arbitrary and wrongful refusal to, within twenty (20) business days of a request, execute, deliver and acknowledge any document necessary to effect any amendment or other instrument provided tor in Section 19 of this Agreement.

20.	ESTOPPEL CERTIFICATES.

Within twenty (20) business days of a request by the other patty, each of the Parties shall, without charge, certify by written instrument, duly executed, and acknowledged, and deliver to the other party or its designees, the following(if factually correct and without material omission):

(i)	That this Agreement is in full force and effect;

(ii)	That no events have occurred which, with the giving of notice or passage of time or both, would constitute a material default under the terms of this Agreement;

(iii)	That this Agreement may be assigned or subleased as security to secure financing or continue such financing to benefit this Agreement;

(iv)	That Lessors will afford the Leasehold Lender or any party holding a security interest in this Agreement all opportunities available to Lessee to cure any defaults under this Agreement; and

(v)	Such other reasonable information and in such reasonable form as either party may request.

21.	RIGHT TO INSPECT RECORDS.

(a)

All Lessors, and/or its designated agents may at all reasonable times but at their sole risk and expense, examine the Property and the workings, installations structures and operations of Lessee thereon.

(b)	All Lessors shall do so in such mam1er as not to unreasonably interfere with Lessee's operations.

(c)

 Lessee shall keep full and correct copies of its books and records with respect to all matters relevant to the royalty and other rights of Lessors hereunder, and such Lessors or their agents may at all reasonable times but at their sole risk and expense, inspect and copy the same.

(d)

Within twenty (20) days after the end of each lease year during the tem1of this Agreement, and consistent with Section 2(c) above, Lessee shall deliver to all Lessors a written report summarizing the exploration, development, construction, and related work pcrfom1cd and the production of Resources from the Property during the preceding annual period, or, if no such work was performed or Resources produced during said preceding annual period, a written report so stating.

(c)

It is expressly agreed, however, that nothing herein shall require Lessee to disclose to Lessors any secret processes, or data pertaining to any secret process with respect to the treatment or processing of Resources, steam, condensates of steam, or by-products thereof or of effluents from wells.

(t)

Lessors shall have a period not to exceed twenty-four (24) months after the receipt of any royalty statement to audit the records of Lessee to make sure that royalty payments are accurate. If as a result of that audit, there is an adjustment of more than five percent (5%) of the royalties due to either Lessors, the cost of the audit shall be horn by the Lessee. In all other events the cost of the audit shall be borne by the Lessors requesting such audit.

22.	FEES AND BONDS.

Lessee shall, at its sole cost and expense and without recourse against Lessors:

(a)

Pay all fees and other charges payable by either Lessee or Lessors to the State of California or any agency thereof or to any other governmental entity or agency thereof, for or with respect to or in connection with, or for the supervision of or official action with respect to the drilling, redrilling, deepening, operation or abandonment of each well on the Property, and

(b)

Obtain insuring bonds or agreements, legally sufficient as to issuer, amount, coverage and terms, as arc required by the State of California or any agency thereof to be filed or deposited by either Lessee or any Lessor for or with respect to or in connection with, or for the supervision of or official action with respect to, the drilling, redrilling, deepening, operation or abandonment of any well on the Property or the drilling or other operations of Lessee on or with respect to the Property.

(c)	Obtain hazardous materials insurance acceptable to surface or mineral Lessor to provide protection in the event of spills, blowouts, leaks or other releases of hazardous materials.

(d)

The provisions of this Section 22 arc subject to the covenants and provisions contained in Section 7 above and nothing herein provided shall require Lessee to assume or provide such fees or bonds for CERCLA Liability.

23.	NOTICES.

Any required notice or other communication hereunder from Lessors to Lessee shall be given in writing by sending the same by prepaid registered or certified mail with return receipt requested, or national expedited mail delivery service with return receipt, addressed to Lessee:

Paul E. Wilson
Iceland America Energy, Inc.
707 Wilshire Boulevard, Suite 4500
Los Angeles, CA 90017-3609

With a copy to:

Tal C. Finney, Esq.
Don gel! Lawrence Finney LLP
707 Wilshire Boulevard, Suite 4500
Los Angeles, California 90017

and any notice or other communication hereunder from Lessee to Lessors shall be given in like manner to Lessors addressed to Lessors as such addresses are provided in Exhibit A hereto.

The parties may, by like notice at any time, and from time, to time, change their respective addresses for the purposes hereof. Postmark dates on registry receipts for such notices shall be conclusive as to the date of mailing.

24.	ENTIRETY CLAUSE.

(a)

lf the Property shall hereafter be owned in severalty, or in separate tracts, the premises nevertheless shall be developed and operated as one lease, and all royalties accruing hereunder shall be treated as an entirety, and shall be divided among and paid to such separate owners in the proportion that the acreage owned by such separate owner bears to the entire leased acreage. Any payment required to be made by Lessee pursuant to the foregoing shall be paid in accordance with the provisions in Section 4 above.

(b)

There shall be no obligation on the part of the Lessee to off-set wells on separate tracts unto which the Property covered by this Agreement may be hereafter divided by sale, devise, unitization, or otherwise, or to furnish separate measuring or receiving facilities.

25.	REPRESENTATION AND WARRANTIES.

(a)	The Lessee represents and warrants to the Lessors that:

(i)

the execution, delivery and performance of this Agreement, and the transactions contemplated herein, are within the corporate power and authority of the Lessee, and have been authorized by all necessary corporate action of the Lessee;

(ii)

this Agreement constitutes a valid and binding obligation of the Lessee, enforceable against the Lessee in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceeding;

(iii)

Lessee has, or will have, the financial capacity to adequately and sufficiently develop the Property and construct a power plant with a capacity of 1 0 megawatts or greater in proximity to the Property, if commercial quantities of geothermal energy are developed;

(iv)	Lessee is capable of and will utilize its best efforts to acquire of all necessary licenses or permits required by the State of California to act as operator of the Property;

(v)

Lessee is qualified to do business in the State of California; and no third party consent is required for the Lessee to enter into this Agreement transaction or to perform its obligations as required under this Agreement.

(b)	The Lessors represent and warrants to the Lessee that:

(i)

To the best of the Lessors' knowledge, except as disclosed to the Lessee in writing or as a matter of public record, the Lessors are the legal and beneficial owners of and have good and marketable title to the Property as described in Exhibit B, free and clear of any mortgage, lien, charge, encumbrance or any other interest visibly apparent on Lessors' property. In the event that a material deficiency on the title of the Property is identified, the Lessors shall use their best efforts to assist the Lessee to cure such defect, and if such defect cannot be cured so that it does not or will not have an adverse effect on the Lessee's use and occupancy of the Property and/or the geothermal resources as provided herein, then Lessee may terminate this Agreement and recover from Lessors any property payments that have been paid by the Lessee to the extent of the adverse effect. Unknown, unrecorded defects in title that are not visibly apparent to Lessors shall not be the basis of recovery against Lessors other than termination of this Agreement.

(ii)	each Lessor has complete and unrestricted right, power and authority to convey and transfer the Property as provided by this Agreement;

(iii)

the execution, delivery and performance of this Agreement, and the transactions contemplated herein, arc within the power and authority of the Lessors, and have been authorized by all necessary action of such Lessors;

(iv)

this Agreement constitutes a valid and binding obligation of the respective Lessors enforceable against such Lessors in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceeding.

(v)	the entering into and performance of this Agreement and the transactions contemplated herein by it:

(A)	if a corporation, trust, partnership or other corporate entity, will not violate its constating documents or by laws;

(B)	will not result in the creation or imposition of any encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the Property owned by it; or

(C)	will not violate any statute, regulation, by law, order, judgment, or decree by which it is bound;

(vi)	the existing ownership, use, maintenance and operation of the Property, as well as, to the best of the Lessors' knowledge, all prior use, maintenance and operation of the Property, have materially complied, and do materially comply, with all applicable law, including all environmental law, and with all covenants, restrictions, rights or casements affecting the Property;

(vii)	there is no defect or condition affecting the Property (or the soil or the subsoil thereof) which would impair its proposed use;

(viii)	no hazardous substance is present beneath the ground surface of, or is migrating to or from, the Property;

(ix)	the Property has not been used by the Lessors for the disposal of waste, nor, to the best of the Lessors' knowledge, has the Property been used at any time by any person for the disposal of waste;

(x)

Neither the Lessors nor, to the Lessors' knowledge, any other person, has used or permitted to be used, except in compliance with environmental law, any of the Property to generate, manufacture, process, distribute, use, treat, store, dispose of, transport and handle any hazardous substance, nor has it caused or permitted the release of any hazardous substance except in compliance with environmental law;

(xi)

the Lessors have not received: (i) any notice of or been prosecuted for non-compliance with any environmental laws; or (ii) any notice alleging that it or any predecessor in title is responsible (or potentially responsible) for the clean-up of any hazardous substance; or (iii) any order from a governmental authority under environmental law; nor have the Lessors settled any such allegations of non-compliance. The Lessors have not received any orders from a governmental authority or directions relating to environmental matters requiring any plans, work, repairs or construction or capital expenditures to be made with respect to the Property;

(xii)	no investigations have or are being conducted or, to the knowledge of the Lessors, threatened by any governmental entity against the Lessors pursuant to any environmental law;

(xiii)

each of the Lessors acknowledges and agrees that the Lessee has given them adequate opportunity to seek, and have recommended that they seek and obtain, independent legal advice with respect to the subject matter of this Agreement and for the purpose of ensuring their rights and interests are protected. Each of the Lessors represents and warrants to the Lessee that they have sought independent legal advice or consciously chosen not to do so with full knowledge of the risks associated with not obtaining such independent legal advice.

26.	SEVERABILITY.

If any part, portion or provision of this Agreement shall be found or declared null, void or unenforceable for any reason whatsoever by any court of competent jurisdiction or by any governmental agency having authority thereover, then only such part, portion or provision shall be affected thereby and the remainder of this instrument shall continue in full force and effect. The foregoing provisions of this paragraph shall be severable for the purposes of the provisions of this section.

27.	LEASE CONTAINS ALL AGREEMENTS.

It is expressly understood and agreed by the parties hereto that this Agreement and the exhibits attached hereto and forming a part hereof as of the date hereof set forth all of the promises, agreements, conditions and understandings between Lessors and Lessee with respect to the Property and supersede all prior agreements, arrangements or understandings, and that there are no promises, agreements, conditions or understandings, either oral or written, between them with respect to the Property as of the date hereof other than are herein set forth. It is further understood and agreed that no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon Lessors and Lessee unless reduced to writing and signed by them.

28.	COUNTERPARTS.

(a)

This Agreement may be executed in any number of counterparts by any person having an interest in the Property with the same effect as if all Lessors herein were named as Lessors in one document and had all signed the same document. All counterparts shall be construed together and shall constitute one agreement. The failure of any person owning an interest in the Property to execute a counterpart hereof, or the failure of any person named as Lessor in any counterpart to execute the same, shall not affect the binding force of the Lease pursuant to this Agreement as to those who have executed or shall execute a counterpart hereof.

(b)

If more than one person is named as one of the Lessors herein and one or more of them tails to execute this Agreement, it shall, nevertheless (if accepted by Lessee) become effective as a lease from each of such Lessors as may have executed the same.

29.	NOTICE OF LEASE.

The parties shall execute a memorandum of this Agreement in a form acceptable for recording in the county where the Property are located which shall identify the parties, the Property covered by this Agreement, the term of this Agreement, and other appropriate provisions as either party or Leasehold Lender may reasonably request. Lessee shall be responsible for the cost of recording such instrument.

30.	BINDING EFFECT.

This Agreement and all of the terms, covenants and conditions hereof shall extend to and be binding upon the respective heirs, executors, administrators, grantees, successors and assigns of the parties hereto.

31.	RIGHTS OF LESSORS.

With respect to any of the rights or remedies of Lessors referenced in this Agreement, such rights or remedies may be exercised only by a majority of the percentage interest separately calculated with respect to rights or remedies of Lessors. For example, a right accorded to the Lessors may only be exercised by the affirmative action of Lessors holding more than fifty percent (50%) of the percentage interest ownership of the mineral estate as referenced in Exhibit A hereto.

32.	FORUM SELECTION.

The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Imperial, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non convenience or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Imperial, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient tor personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by Jaw.

33.	NO PARTNERSHIP.

The Parties acknowledge that the relationship between them shall not be in the nature of a partnership for tax or state law purposes, and that fiduciary duties between the Parties do not exist, except to the extent specifically referenced in this Agreement. Each Party shall separately report tax consequences for Federal and state income tax purposes and is not required to share such information with the other Party, except as specifically provided herein with respect to audit rights.

34.	DEFINITIONS.

Certain capitalized terms used in this Agreement that are not otherwise defined in the Agreement shall have the meaning indicated below:

Arm's Length Transaction:

Such terms that would be provided to a third party not related to Lessee or any Lessor as a result of negotiations for sale or purchase of goods or services.

BLM:

Means the Bureau of Land Management, an agency within the United States Department of the Interior.

Commercial Quantities:

Commercial Quantities shall be defined as electricity generation at a rate whereby royalties payable to the Lessors pursuant to Section 3 exceed the rental payments otherwise payable to Lessors pursuant to Section 2, subject to Section 3(j).

Electricity Revenues:

Funds received by Lessee from the sale or sales of electricity, to one or more third parties, from one or more power plants supplied with Resources covered by this Agreement.

Lessee's Operations:

All activities, structures or facilities utilized by Lessee on the Property for the purpose of exploring or producing geothem1al resources from the property.

Net Subsurface Acre

The gross acres multiplied by the percentage mineral interest held by Lessors, also referred to as the Net Mineral Acres.

Participation Area:

The term "Participation Area" shall mean the participating area within any Unit from which Resources will be extracted, as may be determined from time to time by the BLM in consultation with the Lessee, based upon the known geothermal reservoir data and the well field location and the well field's relationship to such reservoir.

Third Party Out of Pocket Expense:

Any expenditure made by any Lessor to a third party for a purpose that is beneficial to Lessee as a result of its operations on such Lessor's property.

Unit or Units:

The terms "Unit" or "Units" shall mean the land or lands formed by operation of the Lessee's right to unitize, pool or combine all or any part of the Property with other land or lands or lease or leases (whether held by Lessee or others and whether or not the surface of such lands may be used for development or operating purposes) adjacent, adjoining or in the immediate vicinity of the Property, to comprise one or more operating or development units, as may be determined from time to time by the BLM in consultation with Lessee.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.] [SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of May 20, 2011

LESSEE

ICELAND AMERICA ENERGY, INC., a California Corporation
By: /s/ Paul E. Wilson, CEO

LESSORS

By: /s/ William A. Pon

By: /s/ Michael H. Pon

THE GURNEE FAMILY TRUST
Dated February 21, 1996

By: /s/ Michelle Pon Gurnee

By: /s/ Brian T. Pon

EXHIBIT A
LESSORS

William A. Pon, a/k/a Bill Pon, a married man dealing in his own and separate property, having an address for delivery at: 60602 Tekampe Road, Bend OR 97702;

Michael H. Pon, a/k/a Michael Pon, a married man dealing in his own and separate property, having an address for de1ivety at: 15515 Garden Road, Poway, CA 92064;

Michelle Pon Gumee Family Tmst, Dated February 21, 1996, by Michelle Pon Gurnee, Trustee, having an address for delivery at: 6907 Neptune Place, La Jolla, CA 92037; and

BrianT. Pon, a/k/a Brian Pon, a married man dealing in his own and separate property, having an address for delivery at: 6 Bridgewater Drive, San Rafael, CA 94903.

EXHIBIT B
DESCRIPTION OF THE MINERAL ESTATE

The mineral estate consists of certain surface rights and mineral estates underlying the following real property, situated in Imperial County, State of California, known and described as follows:

That property consisting of approximately ~2,222.52 gross acres and ~1,902.52 net mineral acres of real property, surface and subsurface rights to such real property, as identified in this Exhibit.

Lessors’ own all of the subsurface rights in the property described below. The Lessors’ subsurface rights, include, but are not limited to, all minerals, oil, gas and other hydrocarbon substances and geothermal rights, together with an easement for surface access to the property, and all parts thereof, for the purpose of utilizing Lessors’ retained rights.

650.12 acres (T11S, R10E, Sec. 7, all of Section 7), subsurface rights with surface access*
592.60 acres (T11S, R10E, Sec. 9, all that portion of Section 9 lying Westerly of the Westerly boundary line of State Highway No. 86), subsurface rights with surface access*
339.80 acres (T11S, R10E, Sec. 15, all that portion of Section 15 lying Westerly of the Westerly boundary line of State Highway No. 86), subsurface rights with surface access*
640.00 acres (T11S, R10E, Sec. 17, all of Section 17), 50% interest in subsurface rights with surface access*

The surface of the above referenced property was granted and conveyed to the State of California. The Lessors retained certain surface access rights and related obligations as described in the Property Acquisition Agreement, which is attached as Exhibit C to this Agreement.

*Surface access is subject to the Property Acquisition Agreement between the Lessor and the State of California, and is described in part in that document as follows: “Said surface access easement shall be subject to reasonable conditions imposed by the State of California so that LESSEE’s access shall not unreasonably interfere with the surface use of the property by the State of California.” A true and correct copy of the Property Acquisition Agreement is attached hereto as Exhibit C, and is made a part hereof.

EXHIBIT C
PROPERTY ACQUISITION AGREEMENT

EXHIBIT D
NORTHERN TRUCKHAVEN EXPLORATION AREA

1 mile
North Truckhaven Unit Boundary
Geothermal Overlay Zone
Temperature Gradient Well
Stratigraphic Well
Exploratory Well
Highway
Isogradient contour, °F/100 feet
ICELAND AMERICA ENERGY
Los Angeles, CA
Geothermal Prospect
Truckhaven
Geothermal Overlay Zone
Truckhaven
TRK-CA-GeoZone-V1
SBM
JC
11-25-09
1 of 1

Note: Replace legend text "North Truckhaven Unit Boundary" with "North Truckhaven Exploration Area"

Confidential